SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SS 240.14a-12


                           Northland Cranberries, Inc.
                           ---------------------------
                (Name of Registrant as Specified in its Charter)

                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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

                          NORTHLAND CRANBERRIES, INC. LOGO

                           NORTHLAND CRANBERRIES, INC.

                      2930 Industrial Street, P.O. Box 8020
                        Wisconsin Rapids, Wisconsin 54495

                              --------------------


                  NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 9, 2003

                              --------------------


TO OUR SHAREHOLDERS:

     We would like to invite you to attend our 2003 annual meeting of shareholders on Thursday, January 9, 2003 at 3:00 p.m. at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida. As we describe in the accompanying proxy statement, we will be voting on the following matters:

     1.   election of nine directors; and

     2.   any other business that may properly come before the annual meeting.

     We have enclosed a proxy card along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the annual meeting, then you can revoke your proxy and vote your shares in person if you would like.

     Thank you for your continued support. We look forward to seeing you at the annual meeting.

                                    NORTHLAND CRANBERRIES, INC.


                                    /s/ Kenneth A. Iwinski

                                    Kenneth A. Iwinski
                                    Vice President - Legal and
                                    Secretary

Wisconsin Rapids, Wisconsin
December 13, 2002

                           FREQUENTLY ASKED QUESTIONS

Q:   Why have I received this proxy statement?

     Our Board of Directors has sent you this proxy statement, starting around December 13, 2002, to ask for your vote as a Northland shareholder on certain matters to be voted on at our upcoming annual shareholders' meeting.

Q:   What am I voting on?

     You will vote to elect nine directors. Our Board of Directors is not currently aware of any other matter which will be presented for your vote at the annual meeting.

Q:   Do I need to attend the annual meeting in order to vote? How do I vote?

     No. You can vote either in person by ballot at the annual meeting or by completing and mailing the enclosed proxy card. Even if you complete and mail the enclosed proxy card, you may nevertheless revoke your proxy at any time by sending us written notice, voting your shares at the annual meeting or submitting a later-dated proxy.

Q:   Who is entitled to vote?

     If you owned shares as of the close of business on December 2, 2002 (the Record Date), then you are entitled to vote. You will be entitled to one vote per share for each Class A share you owned on the Record Date.

Q:   How many shares of Northland's stock are entitled to vote?

     As of the Record Date, there were 91,548,580 Class A shares outstanding and entitled to vote at the annual meeting.

Q:   What constitutes a quorum?

     A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the Class A shares entitled to be cast, or shares representing at least 45,774,291 votes, will represent a quorum for the purposes of electing directors and conducting any other business that may properly come before the annual meeting. Our majority shareholder, Sun Northland, LLC, which we refer to as "Sun Northland," owns a sufficient number of Class A shares to assure a quorum at the annual meeting.

Q:   What happens if I sign and return my proxy card but do not mark my vote?

     The individuals named in the proxy card, as proxies, will vote your shares to elect the Board's nominees for director and in their best judgment on other matters that may properly come before the annual meeting.

Q:   Who will count the votes?

     Computershare Investor Services, LLC, our transfer agent, will count the votes and act as inspector of elections.

Q:   Who is Northland's largest shareholder?

     As of the Record Date, Sun Northland, an affiliate of Sun Capital Partners, Inc., a private investment firm, owned 78,848,820 Class A shares, and had voting control over an additional 7,618,987 Class A shares. Sun Northland's holdings represent in total approximately 94.4% of our voting power. You can read more about share ownership information beginning on page 8.

                                  RESTRUCTURING

     On November 6, 2001, we consummated a series of transactions with Sun Northland, members of our then-current bank group and our new secured lenders, Foothill Capital Corporation and Ableco Finance LLC, that resulted in the restructuring of our debt and equity capital structure and a change of control of the company. We refer to these transactions collectively as the "Restructuring." Generally speaking, in the Restructuring, Sun Northland entered into certain Assignment, Assumption and Release Agreements with members of our then-current bank group which gave Sun Northland, or its assignee, the right to acquire our indebtedness held by members of our then-current bank group in exchange for a total of approximately $38.4 million in cash, as well as our issuance of a promissory note in the principal amount of approximately $25.7 million and 7,618,987 Class A shares to certain bank group members who decided to continue as our lenders after the Restructuring. Sun Northland did not provide the foregoing consideration to our former bank group; instead, Sun Northland entered into a Stock Purchase Agreement with us, pursuant to which Sun Northland assigned its rights to those Assignment, Assumption and Release Agreements to us and gave us $7,000,000 in cash, in exchange for (i) 37,122,695 Class A shares, (ii) 1,668,885 Series A Preferred shares (each of which was automatically converted into 25 Class A shares on February 4, 2002), and (iii) 100 shares of our newly created Series B Preferred Stock, which were subsequently transferred for nominal consideration to a limited liability company controlled by our Chief Executive Officer and whose members include, among others, certain of our officers. Using funding provided by our new secured lenders and Sun Northland, we acquired a substantial portion of our outstanding indebtedness from the members of our then-current bank group (under the terms of the Assignment, Assumption and Release Agreements that were assigned to us by Sun Northland) in exchange for the consideration noted above, which resulted in the forgiveness of approximately $81.5 million (for financial reporting purposes) of our outstanding indebtedness (or approximately $89.0 million of the aggregate principal and interest due the then-current bank group as of the date of the Restructuring).

     As a result of the Restructuring, Sun Northland controls approximately 94.4% of our total voting power through (i) the Class A shares we issued to Sun Northland (including the Series A preferred shares that were converted into Class A shares), and (ii) the additional 7,618,987 Class A shares over which Sun Northland exercises voting control pursuant to a Stockholders' Agreement that we entered into with Sun Northland and other shareholders in connection with the Restructuring. Assuming full vesting over time of our granted stock options to acquire Class A shares that we issued to key employees, Sun Northland owns approximately 77.1% of our fully-diluted Class A shares. Sun Northland has voting control over a sufficient number of Class A shares to assure adoption of the proposal being submitted to shareholders at the annual meeting.

     The cash portion of the purchase price for the shares purchased by Sun Northland pursuant to the Stock Purchase Agreement was paid using funds from the partners of Sun Capital Partners II, LP, an affiliate of Sun Northland.

     Sun Northland is majority owned by Sun Capital Partners II, LP. The general partner of Sun Capital Partners II, LP is Sun Capital Advisors II, LP. The general partner of Sun Capital Advisors II, LP is Sun Capital Partners, LLC and its limited partners include, among others, Marc J. Leder, Rodger R. Krouse, Clarence E. Terry, Kevin J. Calhoun and David J. Pleban, each of whom serves as a director for us. In addition, Messrs. Leder and Krouse each own 50% of the membership interests in Sun Capital Partners, LLC. Messrs. Leder and Krouse are also co-Chief Executive Officers of Sun Northland.

                              ELECTION OF DIRECTORS

Director Nominees

     Our bylaws provide that our Board of Directors (which we refer to as the "Board") will consist of the number of directors as determined from time to time by the Board, but not to exceed ten. As of the date of this proxy statement, the Board has set the number of directors to serve on the Board at nine. As a result, at the annual meeting, you will elect nine directors to hold office until our next annual meeting and until their successors are duly qualified and elected. The Board has nominated nine people for election. The individuals named in the proxy card, as proxies, intend to vote all proxies received for the election of all of the Board's nominees. If a nominee becomes unable to serve as a director before the annual meeting, then the proxies will also vote for another person that the Board may recommend in place of that nominee.

     Messrs. Swendrowski, Krouse, Leder, Terry and Calhoun are currently serving as shareholder-elected directors. Messrs. Rea and Sullivan were appointed by the Board to fill vacancies created when the number of directors was increased by the Board from six to eight members effective January 30, 2002. Mr. Hollis was appointed by the Board to fill a vacancy created when the number of directors was increased by the Board from eight to nine members effective May 24, 2002. Mr. Pleban was appointed by the Board to fill the vacancy created when David Kreilein resigned as a member of the Board effective September 26, 2002.

     Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares which are entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the nominees receiving the largest number of votes will be elected as directors. Any shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

     The Board's nominees to serve as our directors, and some important information regarding each nominee, are as follows:

John Swendrowski

     John Swendrowski, 54, is the Chairman of the Board and originally founded Northland in 1987. He has been a director since that time. He has also served as our Chief Executive Officer since our inception in 1987.

Marc J. Leder

     Marc J. Leder, 41, was appointed Vice-Chairman of the Board and Vice President effective November 6, 2001. Mr. Leder has served as Managing Director of Sun Capital Partners, Inc., a private investment firm, since May 1995, and has been engaged in leveraged buyouts and investment banking for more than 15 years, as co-founder and Managing Director of Sun Capital Partners, Inc. and previously as a Senior Vice President of Lehman Brothers (an investment banking firm) in New York. Mr. Leder has been actively involved in all of Sun Capital Partners, Inc.'s investments, as well as in managing its portfolio companies. Mr. Leder is also a director of Catalina Lighting, Inc., Celebrity, Inc., and a number of private companies.

Rodger R. Krouse

     Rodger R. Krouse, 41, was appointed Vice-Chairman of the Board and Vice President effective November 6, 2001. Mr. Krouse has served as Managing Director of Sun Capital Partners, Inc. since May 1995, and has been has been engaged in leveraged buyouts and investment banking for more than 15 years, as co-founder and Managing Director of Sun Capital Partners, Inc. and previously as a Senior Vice President of Lehman Brothers in New York. Mr. Krouse has been actively involved in all of Sun Capital Partners, Inc.'s investments, as well as in managing its portfolio companies. Mr. Krouse is also a director of Catalina Lighting, Inc., Celebrity, Inc., and a number of private companies.

Clarence E. Terry

     Clarence E. Terry, 57, was appointed as a director and Vice President effective November 6, 2001. Mr. Terry has served as Managing Director of Sun Capital Partners, Inc. since September 1999, and prior thereto served for 26 years as Vice President of Rain Bird Sprinkler Manufacturing, Inc., a manufacturer of irrigation products. Mr. Terry has served as Chief Executive Officer on an interim basis for several of Sun Capital Partners, Inc. portfolio companies. Mr. Terry is also a director of Catalina Lighting, Inc., Celebrity, Inc., and a number of private companies.

Kevin J. Calhoun

     Kevin J. Calhoun, 42, was appointed as a director effective November 6, 2001 and Vice President effective January 30, 2002. Mr. Calhoun has served as Vice President of Sun Capital Partners, Inc. since July 2000, and has 19 years of experience in operations, management information systems, accounting and tax. Prior to joining Sun Capital Partners, Inc., he served as Vice President of The Atlas Companies, Inc., a manufacturer of consumable cutting dies, from September 1998 through July 2000, and as Corporate Controller and subsequently as Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices, from 1996 through July 2000. Mr. Calhoun also worked at Ernst & Young LLP for ten years, most recently as a Senior Manager. Mr. Calhoun served as Chief Financial Officer of several Sun Capital Partners, Inc. portfolio companies and assisted in the implementation of new management information systems for several others. Mr. Calhoun is also a director of Catalina Lighting, Inc., and a number of private companies.

George R. Rea

     George R. Rea, 64, was appointed as a director effective February 20, 2002. Mr. Rea has held various senior management positions in several high technology companies, retiring as Executive Vice President of Conner Peripherals, Inc., a designer and manufacturer of computer storage products, in 1994. Since retiring, Mr. Rea has served as a consultant and director of Imaging Technologies Inc., a manufacturer of high speed ink jet printing systems, Spacetec IMC, a manufacturer of computer input controllers for 3-D applications, and Labtec Inc., a manufacturer of speakers and microphones for computer applications. Mr. Rea is also a director of Catalina Lighting, Inc.

Patrick J. Sullivan

     Patrick J. Sullivan, 47, was appointed as a director effective February 20, 2002. Mr. Sullivan has over 25 years experience in the consumer electronics, telecommunications and computer industries, retiring as Vice President of the Components and Peripherals Business Unit of Digital Equipment Corp. in 1999. He is also a former Vice President of Conner Peripherals Inc. and Goldstar Products Co. Ltd., and has served as a director of Spacetc IMC and Labtec Inc. Mr. Sullivan is also a director of Catalina Lighting Inc., and a number of non-profit charitable organizations.

C. Daryl Hollis

     C. Daryl Hollis, 58, was appointed a director effective May 24, 2002. Mr. Hollis is a certified public accountant and, since September 1998, has been an independent business consultant. From May 1996 through August 1998, Mr. Hollis served as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices. From March 1993 through March 1996, Mr. Hollis served as Senior Vice President and Chief Financial Officer of Pointe Financial Corporation, a bank holding company. Mr. Hollis was also a partner with Ernst & Young LLP from 1977 through 1990. Mr. Hollis is also a director of Catalina Lighting, Inc. and Celebrity, Inc.

David J. Pleban

     David J. Pleban, 41, was appointed as a director and Vice President effective September 26, 2002. Mr. Pleban has served as a Vice President of Sun Capital Partners, Inc. since May 2002, and has over 18 years of experience in finance, operations, human resources and information systems. Prior to joining Sun Capital Partners, Inc., Mr. Pleban served as Chief Financial Officer of FlexSol Packaging Corp., a privately held plastic film manufacturer, and has previously served as an executive at various privately owned companies ranging in size from $10 million to $450 million in revenue. Mr. Pleban is a certified public accountant and received his Masters in Business Administration from Rutgers University.

Board Meetings and Committees

     The Board committees on which our directors served in fiscal 2002, as well as how many times the Board and each committee met in fiscal 2002, are set forth in the following table (with the asterisk indicating the Chairman of such committee), as well as how many times each committee met during fiscal 2002. During fiscal 2002, with the exception of Messrs. Calhoun and Sullivan, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

         Board Member                 Board           Audit         Compensation
         ------------                 -----           -----         ------------
      J. Swendrowski                    x*
      M. Leder                          x
      R. Krouse                         x                                x*
      C. Terry                          x                                x
      K. Calhoun                        x               x
      G. Rea (1)                        x
      P. Sullivan (1)                   x
      C. Hollis (1)                     x               x*
      D. Pleban (1)                     x               x                x
   Meetings Held in Fiscal 2002         7               1                0

(1) Messrs. Rea and Sullivan were appointed by the Board to fill vacancies created when the number of directors was increased by the Board from six to eight members effective January 30, 2002. Mr. Hollis was appointed by the Board to fill a vacancy created when the number of directors was increased by the Board from eight to nine members effective May 24, 2002. Mr. Pleban was appointed by the Board to fill the vacancy created when David Kreilein resigned as a member of the Board effective September 26, 2002.

     In connection with the Restructuring, all of the members of the Board prior to November 6, 2001, with the exception of Mr. Swendrowski, resigned from the Board effective November 6, 2001, and all of the members of the Board listed above, with the exception of Mr. Swendrowski, were appointed by the Board to fill various vacancies in connection with or following the Restructuring. The number of meetings indicated in the above table includes those held by both current and former directors. In addition to the meetings referenced above, the Board met once during the period from the end of fiscal 2002 through November 30, 2002. Also, the Compensation Committee met once and the Audit Committee met twice during that same period.

     Audit Committee. From November 6, 2001 through January 30, 2002, we did not have an audit committee. On January 30, 2002, the Board appointed a new Audit Committee, which consisted of Messrs. Kreilein and Calhoun. On August 8, 2002, Mr. Hollis was appointed to the Audit Committee. On September 26, 2002, Mr. Pleban was appointed to the Audit Committee following Mr. Kreilein's resignation from the Board. The Audit Committee's principal functions generally include:

     o recommending a firm of independent public accountants to serve as our independent auditors for the next fiscal year;

     o    meeting with and reviewing reports of our independent auditors;

     o    overseeing our quarterly financial reporting process;

     o conducting a post-audit review of our annual financial reporting and audit process; and

     o assisting our Chief Executive Officer and Vice President - Finance in the design, implementation and evaluation of our internal controls and disclosure controls and procedures.

     A written charter for the Audit Committee was adopted by the Board in fiscal 2000 and was in effect in fiscal 2002. In fiscal 2002, only Mr. Hollis satisfied the requirements for independence set forth in Section 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. The members of the Audit Committee in fiscal 2002 prior to the Restructuring were Messrs. Patrick Brennan (Chairman), John C. Seramur, Jeffrey J. Jones and Pat Richter.

     Compensation Committee. From November 6, 2001 through January 30, 2002, we did not have a compensation committee. On January 30, 2002, the Board appointed a new Compensation Committee, which consisted of Messrs. Krouse, Terry and Kreilein. On September 26, 2002, Mr. Pleban was appointed to the Compensation Committee following Mr. Kreilein's resignation from the Board. The Compensation Committee administers our stock option plans, including granting options to our key employees, and approves the compensation, bonuses and benefits of our officers and key employees. The members of the Compensation Committee prior to the Restructuring were Messrs. Patrick Brennan, John C. Seramur (Chairman) and Pat Richter.

     We do not have a nominating committee. Our Board as a whole performs the functions that such a committee would otherwise perform. If you would like to propose director nominees for consideration at the annual meeting, you can do so under our by-laws only by giving our Secretary written notice of your intent to make a nomination not less than 30 days before the annual meeting. You must tell us in your notice, among other things, the nominee's name, biographical data and qualifications.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

     The following table describes the beneficial ownership of Class A shares as of the Record Date held by (i) each of our directors and those of our executive officers who are named in the Summary Compensation Table below under "Executive Compensation--Summary Compensation Information"; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of our Class A shares. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

                                                                   Percentage of
                                                                     Class and
                                           Class A Shares            Aggregate
                                            Beneficially              Voting
   Name of Individual or Entity               Owned (1)                Power
--------------------------------------------------------------------------------

                       Directors and Executive Officers

John Swendrowski(2)                          452,701 (3)                 *

Ricke A. Kress                               153,173 (4)                 *

Steven E. Klus                               123,382 (5)                 *

Robert M. Wilson                             140,784 (6)                 *

William J. Haddow                            134,760 (7)                 *

Marc. J. Leder                          86,470,057 (8)(9)(10)          94.4%

Rodger R. Krouse                        86,470,057 (8)(9)(10)          94.4%

Clarence E. Terry                             6,250 (9)                  --

Kevin J. Calhoun                              6,250 (9)                  --

C. Daryl Hollis                                   --                     --

George R. Rea                                   10,000                   *

Patrick J. Sullivan                               --                     --

David J. Pleban                                   --                     --

All directors and executive officers          87,812,597               94.8%
  as a group (16 persons)(11)

                                                                   Percentage of
                                                                     Class and
                                           Class A Shares            Aggregate
                                            Beneficially              Voting
   Name of Individual or Entity               Owned (1)                Power
--------------------------------------------------------------------------------

                                     Other Five Percent Holders
Sun Northland, LLC, Sun Capital
Partners II, LP, Sun Capital Advisors
II, LP, Sun Capital Partners,
LLC (10)                                       86,463,807               94.4%

U.S. Bank National Association (12)            4,665,173               5.1% (13)

---------------------------------
* Denotes less than 1%

(1) All share information gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.
(2) On November 5, 2001, prior to the effectiveness of our one-for-four reverse stock split, Mr. Swendrowski converted 348,204 shares of our Class B Common Stock into 348,204 Class A shares (or 87,051 Class A shares after giving effect to the reverse stock split) under the terms of our Articles of Incorporation. As a result, Mr. Swendrowski no longer owns any Class B shares. There are no longer any Class B shares issued or outstanding. In addition, the 100 shares of our Series B Preferred Stock that we originally issued to Sun Northland in the Restructuring were subsequently transferred by Sun Northland for nominal consideration to a limited liability company whose managing member is Mr. Swendrowski. Mr. Swendrowski beneficially owns all 100 Series B Preferred shares.
(3) The Class A shares listed include (i) 100,370 shares which Mr. Swendrowski owns directly; (ii) 4,750 shares owned by a charitable foundation with respect to which he shares voting and investment power; (iii) 1,732 shares which Mr. Swendrowki holds jointly with his wife and with respect to which he shares voting and investment power; (iv) 273,849 shares which Mr. Swendrowski can acquire by exercising vested stock options; and (v) 72,000 shares held by Cranberries Limited, Inc. ("CLI"), a corporation which Mr. Swendrowski shares ownership and which Mr. Swendrowski controls, with respect to which he shares voting and investment power. On November 5, 2001, prior to the effectiveness of our one-for-four reverse stock split, CLI converted 287,998 Class B shares into 287,998 Class A shares (or 72,000 Class A shares after giving effect to the reverse stock split) under the terms of our Articles of Incorporation. As a result, CLI no longer owns any Class B shares. There are no longer any Class B shares issued or outstanding.
(4) Includes 153,173 shares which Mr. Kress can acquire by exercising vested stock options. Mr. Kress is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(5) The Class A shares listed include (i) 123,360 shares which Mr. Klus can acquire by exercising vested stock options; and (ii) 22 shares held in the 401(k) plan. Mr. Klus is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(6) Includes 120,334 shares which Mr. Wilson can acquire by exercising vested stock options. Mr. Wilson is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(7) Includes 134,760 shares which Mr. Haddow can acquire by exercising vested stock options. Mr. Haddow is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(8)  The information given is as of or about November 16, 2001, as reported in a
     Schedule 13D filed with the Securities and Exchange Commission jointly by Sun Northland, Sun Capital Partners II, LP, a Delaware limited partnership, Sun Capital Advisors II, LP, a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Mr. Leder and Mr. Krouse (the "Sun 13D"). Mr. Leder and Mr. Krouse each own 50% of the membership interests of Sun Capital Partners, LLC, which is the ultimate parent of Sun Northland. As a result, Mr. Leder and Mr. Krouse may be deemed to beneficially own the Class A shares beneficially owned by Sun Northland (see Note 10). Mr. Leder and Mr. Krouse share voting power with respect to all of these shares and share investment power with respect to 78,844,820 of these shares. Mr. Leder's and Mr. Krouse's address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida, 33486.
(9) Includes 6,250 shares which each of Messrs. Leder, Krouse, Terry and Calhoun can acquire by exercising vested stock options.
(10) As reported in the Sun 13D, these shares consist of (i) 78,844,820 Class A shares held directly by Sun Northland (after automatic conversion of 1,668,885 Series A Preferred shares into 41,722,125 Class A shares effective February 4, 2002); and (ii) 7,618,987 Class A shares held by certain parties to a Stockholders' Agreement, dated as of November 6, 2001, by and among Northland, Sun Northland and the other parties thereto, with respect to which Sun Northland has sole voting power and no investment power. There are no longer any Series A Preferred shares issued or outstanding. Sun Northland's address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida, 33486.
(11) The number of Class A shares listed includes 1,129,777 shares which certain of our executive officers and directors can acquire by exercising vested stock options.
(12) The information given is as of or about February 8, 2002, as reported in a
     Schedule 13G filed with the Securities and Exchange Commission by U.S. Bank National Association. U.S. Bank National Association's address is 601 Second Avenue South, Minneapolis, Minnesota, 55402-4302.
(13) U.S. Bank National Association is one of the parties to the Stockholders' Agreement referenced in Note 10. As a result, Sun Northland and its affiliates have sole voting power over all of the Class A shares indicated.



                             EXECUTIVE COMPENSATION

Report on Executive Compensation

     Compensation Philosophy. As the Compensation Committee of the Board, we evaluate and approve the compensation of our executive officers. We intend our compensation policies and practices to:

     o    attract, motivate and retain qualified executive officers;

     o provide a total compensation package which is based on corporate and personal performance and which is competitive in the fruit juice/beverage industry; and

     o motivate our executive officers to achieve positive results by giving them the chance to buy our stock through stock options in order to make their interests more like our shareholders' interests.

     Compensation Components. Compensation for our executive officers consists of:

     o    base salary;

     o    potential annual bonuses;

     o    potential annual stock option grants; and

     o    the opportunity to participate in our 401(k) plan.

     During fiscal 2000, we announced that we were undertaking the process of exploring strategic alternatives for Northland, including a possible strategic alliance with an industry partner or the sale of all or a portion of the company. In order to provide our key executives and employees with appropriate incentives to continue with Northland through the conclusion of the exploration process, and to provide executives and employees with additional job security in the event the process resulted in a change of control, the Board adopted the Northland Cranberries, Inc. Severance and Stay Bonus Plan in fiscal 2000. The plan provided generally for:

     o discretionary "stay" bonuses, in varying maximum amounts, payable to certain key officers and employees who remain employed by us upon consummation of a change of control (as that term was defined in the plan); and

     o severance payments in varying amounts to those key officers and employees in the event they are terminated following a change of control.

In fiscal 2002, we concluded our Restructuring which resulted in a change of control. Pursuant to the terms of the Severance and Stay Bonus Plan and in connection with the Restructuring, we issued "stay" bonuses to certain of our key officers and employees who remained with us through the consummation of the Restructuring.

     Base Salary. We establish each executive officer's base salary at the start of each fiscal year. We consider several factors in determining the base salary of our executive officers, including:

     o the Chief Executive Officer's recommendations (except with respect to his own base salary);

     o our performance during the most recent fiscal year, with special emphasis on our revenues, revenue growth, earnings per share, cost and expense levels and balance sheet strength;

     o how our performance compares to our historical results and our expectations for that fiscal year;

     o whether and to what extent we reached our strategic goals for the fiscal year; and

     o the individual achievements of our executive officers, including contributions to our financial results for the past year, and relationships with other Northland personnel.

     While we feel it is crucial to Northland's success to offer our executive officers compensation packages competitive within the industry, in light of the recent Restructuring and Northland's current position in the industry, we believe it prudent to provide only modest cost of living increases in our executive officers' base salaries for the upcoming fiscal year. As a result, we increased the base salaries of our executive officers by an average of 3.6%, and, exclusive of one of our executive officers who was given a substantial promotion during fiscal 2002 as a result of our internal restructuring (and received an increase in base salary commensurate with the new position and added responsibility), we increased the base salaries of our executive officers by an average of only 2.4%.

     We also review the factors discussed above in making a determination of the base salary of our Chief Executive Officer. We also reviewed additional criteria for the upcoming fiscal year, including the efforts of our Chief Executive Officer to meet certain sales and financial goals. Despite these positive contributions, including the achievement of certain financial goals during 2002, we increased the base salary of our Chief Executive Officer for the upcoming fiscal year by 1.2%.

     Although we review objective performance criteria, we still consider certain subjective factors which aren't related directly to our financial results in making these compensation decisions.

     Bonuses. We did not adopt a bonus plan for our employees for fiscal 2002, however, we did upon consultation with our Chief Executive

Officer pay incentive cash bonuses to certain of our executive officers and employees based on the level of earnings achieved during fiscal 2002 and the individual performance of our employees.

     We have not yet adopted a bonus plan for 2003. However, we are considering a plan which would provide incentive cash bonus opportunities to our employees based on achieving certain objective goals related to product sales and earnings.

     Stock Options. From time to time, the Board has historically made annual stock option grants to our executive officers under our stock option plans following the end of each fiscal year. The Board has based those option grants mainly on:

     o    each executive officer's relative position with Northland;

     o the officer's individual initiatives and achievements and their impact on Northland's performance;

     o    many of the salary and bonus factors discussed above;

     o    the officer's historical level of option grants; and

     o    the size of option grants to other similar executives.

     In connection with the Restructuring, certain of our executive officers were granted options to purchase a total of 5,014,081 shares of Class A common Stock with an exercise price of approximately $0.089 per share and an expiration date of November 6, 2011, pursuant to the Northland Cranberries, Inc. 2001 Stock Option Plan. We believe that since the value of the options granted increase as the price of our stock goes up, the option grants will help make the financial interests of our management the same as our shareholders.

     In fiscal 2002, the Board also adopted the Northland Cranberries, Inc. 2002 Stock Option Plan. Although we have not granted options to key officers or employees under the plan and do not intend to do so on an annual basis, we may from time to time consider options grants to key officers and employees as a potential incentive based on the factors set forth above for the purpose of motivating key employees to achieve the best results for the company by giving them the chance to acquire or increase their current stock ownership in Northland.

     By the Compensation Committee:

                  Rodger R. Krouse, Chairman
                  Clarence E. Terry
                  David J. Pleban

Summary Compensation Information

     In the table below, we describe the compensation we paid for the last three fiscal years to our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in fiscal 2002. We sometimes refer to the people in the table below as our "named executive officers." All share information listed below gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

                                                Annual               Stock
           Name and             Fiscal       Compensation        Option Grants      All Other
     Principal Positions         Year      Salary      Bonus        (shares)      Compensation(1)
                                           ------      -----
John Swendrowski                 2002     $421,501    $376,000      902,394         $  5,750(2)
  Chairman of the Board          2001     $420,894    $      0        7,500         $  5,250
  and Chief Executive Officer    2000     $420,000    $      0        2,500         $  5,167

Ricke A. Kress                   2002     $244,768    $132,000      601,690         $  5,750
  President and                  2001     $177,722    $      0        2,500         $  5,250
  Chief Operating Officer        2000     $160,000    $      0          750         $  3,500

Steven E. Klus                   2002     $174,063    $ 75,500      476,338         $  5,750
  Vice President -               2001     $158,431    $      0        2,500         $  5,250
  Manufacturing                  2000     $150,800    $      0          750         $  4,312

Robert M. Wilson                 2002     $137,820    $ 64,250      476,337         $  5,417
  Vice President -               2001     $136,615    $      0        2,500         $  5,250
  Industrial/Ingredients         2000     $133,247    $      0          750         $  5,912

William J. Haddow                2002     $135,791    $ 64,250      476,338         $  4,793
  Vice President -               2001     $135,791    $      0        2,500         $  5,250
  Purchasing and                 2000     $125,876    $ 25,000          750         $  5,250
  Transportation

--------------------------------
(1)  Includes matching contributions we made under our 401(k) plan to each person.
(2)  We paid $47,360, $47,881 and $48,272 of premiums on a split-dollar insurance policy on the life of Mr. Swendrowski in fiscal 2002, 2001 and 2000, respectively. We did not include this data in the table because when the policy is surrendered to us or when Mr. Swendrowski dies, we will be reimbursed for these premium payments.

Stock Options

     We have five stock option plans currently in place: the 1987, 1989, 1995, 2001 and 2002 Stock Option Plans. There are no shares remaining available for new grants under the 1987 Plan, 1989 Plan, the 1995 Plan or the 2001 Plan, although options previously granted under such plans remain outstanding. The following table lists the option grants under the 2001 Plan and 2002 Plan which we made during fiscal 2002, as well as certain other information relating to those grants. All share information listed below gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.


                                             Fiscal 2002 Option Grants

                                                                                         Potential Realizable Value
                         Shares        Percentage of                                     At Assumed Annual Rates of
                       Underlying      Total Options      Exercise                        Stock Price Appreciation
                        Options       Granted to all     Price per    Expiration             For Option Term(2)
         Name           Granted          Employees        share(1)       Date              5%                 10%
------------------      -------       --------------     ---------    ----------       ----------------------------

John Swendrowski        852,394(3)        18.89%        $  0.09         11/6/11     $       47,591    $      120,607
                         25,000(4)         0.55%        $  1.04          8/8/12     $       16,351    $       41,437
                         25,000(5)         0.55%        $  0.99         8/31/12     $       15,565    $       39,445

Ricke A. Kress          601,690(3)        13.34%        $  0.09         11/6/11     $       33,594    $       85,135

Steven E. Klus          476,338(3)        10.56%        $  0.09         11/6/11     $       26,596    $       67,398

Robert M. Wilson        476,337(3)        10.56%        $  0.09         11/6/11     $       26,595    $       67,398

William J. Haddow       476,338(3)        10.56%        $  0.09         11/6/11     $       26,596    $       67,398


------------------------
(1)  A holder can pay the exercise price of options in cash, by delivering previously issued Class A shares, or a combination of both.
(2)  These values represent the difference between the exercise price of the options and the value of the Class A shares on the date that the options will be exercised, assuming certain rates of appreciation in the value of Class A shares and assuming the options will be exercised on their respective expiration dates. We have not taken into account taxes or other payments which the holders of options may have to pay upon exercise. The actual values of the options will depend on the value of the Class A shares on the date the options are exercised. The 5% and 10% rates we used in these calculations are not our estimates of our future performance or the future price of Class A shares. Rather, we are required to use these rates by the rules of the SEC. We cannot guarantee that these rates of appreciation will actually be achieved. The last reported sale price of the Class A shares on the Over-The-Counter Bulletin Board on
     August 31, 2002 was $0.99 per share. Please see the table on the following page for information regarding the fiscal year-end value of exercisable and unexercisable options held by our named executive officers.
(3)  These options are nonqualified stock options under the Internal Revenue Code. The options were granted on November 6,
     2001 and vest one-fourth annually beginning on the first anniversary of the date of grant, provided that the optionee then remains employed by us. The options will vest in full upon any subsequent change in control of our company.
(4)  These options are nonqualified stock options under the Internal Revenue Code. The options were granted on August 8,
     2002 and vest one-fourth annually beginning on November 6, 2001, provided that the optionee then remains employed by
     us. The options will vest in full upon any subsequent change in control of our company.
(5)  These options are nonqualified stock options under the Internal Revenue Code. The options were granted on August 31,
     2002 and vest one-fourth annually beginning on the first anniversary of the date of grant, provided that the optionee then remains employed by us. The options will vest in full upon any subsequent change in control of our company.

     We have set forth below certain information about the number and value of unexercised stock options held by our named executive officers as of the end of fiscal 2002. There were no options exercised in fiscal 2002 by our named executive officers. All share information listed below gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

          Number of Unexercised Options and Fiscal Year-End Value Table


                           Number of Shares            Value of Unexercised
                          Underlying Options           In-the-Money Options
                        at End of Fiscal 2002(1)      at End of Fiscal 2002(2)
                        ------------------------      ------------------------

         Name         Exercisable   Unexercisable    Exercisable   Unexercisable
         ----         -----------   -------------    -----------   -------------

John Swendrowski        61,417         910,727             0         $768,195

Ricke A. Kress           1,750         604,440             0         $542,255

Steven E. Klus           3,425         478,788             0         $429,285

Robert M. Wilson           667         478,420             0         $429,284

William J. Haddow       11,633         478,225             0         $429,285


-----------------------
(1) These options are nonqualified stock options under the Internal Revenue Code. Each option has an exercise price equal to the fair market value of the Class A shares on the date of grant.
(2) We calculated these dollar values by determining the difference between the value of the Class A shares and the various exercise prices of the named executive officers' outstanding options at the end of fiscal 2002. The last reported sale price of the Class A shares on the Over-The-Counter Bulletin Board on August 31, 2002 was $0.99 per share.

Director Compensation

     On August 8, 2002, we adopted the Northland Cranberries, Inc, 2002 Stock Option Plan. In addition to any discretionary grant of options that may be made to directors and key officers or employees from time to time, the plan provides for an automatic annual grant of an option to purchase a total of 25,000 Class A shares with an exercise price established by the Board, but not less than 100% of the market value of the stock (as defined) as of the date of grant, to each director as of our fiscal year-end. The options generally vest one-fourth annually commencing with the first anniversary of the date of grant and will vest in full upon a subsequent change in control of the company. Options to purchase 25,000 Class A shares were automatically granted to each of our directors as of August 31, 2002 in accordance with the terms of the plan. In addition, the Board also made a discretionary grant of options to purchase 25,000 Class A shares to each of our directors on August 8, 2002, in accordance with the terms of the plan, with one-fourth of the options granted vesting annually commencing with the first anniversary of the date on which the director became a member of the Board. With the exception of options granted or to be granted pursuant to the terms of the plan, we do not otherwise compensate our directors for their service.

     As part of and as required by the terms of the Restructuring, we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2002, we paid approximately $460,000 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement. Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP, the general partner of which is Sun Capital Partners, LLC (of which Messrs. Leder and Krouse each own 50% of the membership interests) and the limited partners of which include among others Messrs. Leder, Krouse, Terry, Calhoun and Pleban. Compensation paid to Sun Capital Partners Management, LLC under the management services agreement neither constitutes nor is intended to constitute compensation for services performed by Messrs. Leder, Krouse, Terry, Calhoun and Pleban as directors.

Employment and Severance Agreements

     Prior to November 6, 2001, we maintained the Northland Cranberries, Inc. Severance and Stay Bonus Plan to provide our key employees with appropriate incentives to continue with Northland through the conclusion of our process of exploring strategic alternatives. We were also party to a severance agreement with John Swendrowski which provided for certain rights and benefits for Mr. Swendrowski in the event of a "Change in Control" of the company (as defined in the severance agreement), and a letter agreement with Ricke A. Kress, our President and Chief Operating Officer, which provided for certain severance payments in the event of his termination of employment for other than "Cause." In connection with the Restructuring, we made cash payments under the Severance and Stay Bonus Plan of $30,000 to each of Messrs. Klus, Wilson and Haddow, along with payments to other officers and employees, and we terminated the plan. In addition, Messrs. Swendrowski and Kress agreed to terminate their severance arrangements with us in return for a cash payment of $250,000 and $60,000, respectively. These payments were in most cases substantially less than the payments those individuals could have received under the terms of the Severance and Stay Bonus Plan and applicable employment arrangements.

     Additionally, on November 6, 2001, as part of the Restructuring, we entered into a new severance and noncompetition agreement with John Swendrowski which provided that, if prior to November 6, 2002, Mr. Swendrowski's employment is terminated without "Cause" (as defined in the agreement), or if he resigns for "Good Reason" (as defined in the agreement), he would continue to receive his then-current base salary (which would be no lower than his base salary as of November 6, 2001) for a period of six months from the date of termination. Additionally, the agreement provides that, during the "Non-Competition Period" (as defined in the agreement), Mr. Swendrowski will not directly or indirectly participate in any business or enterprise which is a direct and substantial competitor of Northland or its subsidiaries as of the date of his termination and which is located in the United States. The Non-Competition Period begins on the date of Mr. Swendrowski's termination of employment and ends on the date Mr. Swendrowski no longer continues to receive payments equal to 50% of his base salary. In no event will the Non-Competition Period exceed 18 months from the date of Mr. Swendrowski's termination of employment.

Compensation Committee Interlocks and Insider Participation

     The following individuals served as members of our Compensation Committee during fiscal 2002:

     Rodger R. Krouse - In addition to serving as a member of our Board, Mr. Krouse served as Vice Chairman and Vice President during fiscal 2002. Mr. Krouse also owns 50% of the membership interests in Sun Capital Partners, LLC, and is a limited partner of Sun Capital Advisors II, LP and a co-Chief Executive Officer of Sun Northland, LLC. Sun Capital Partners, LLC is the general partner of Sun Capital Advisors II, LP. Sun Capital Advisors II, LP is the general partner of Sun Capital Partners II, LP and the sole owner of Sun Capital Partners Management, LLC. Sun Capital Partners II, LP owns a majority interest in Sun Northland, LLC. As of the Record Date, Sun Northland, LLC, an affiliate of Sun Capital Partners, Inc., a private investment firm, owned 78,848,820 Class A shares, and had voting control over an additional

7,618,987 Class A shares. Sun Northland's holdings represent in total approximately 94.4% of our voting power.

     In addition, as part of and as required by the terms of the Restructuring, we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2002, we paid approximately $460,000 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement.

     Clarence E. Terry - In addition to serving as a member of our Board, Mr. Terry served as one of our Vice Presidents during fiscal 2002. Mr. Terry is also a limited partner of Sun Capital Advisors II, LP.

     David Kreilein - In addition to serving as a member of our Board, Mr. Kreilein served as one of our Vice Presidents during fiscal 2002. Mr. Kreilein is also a limited partner of Sun Capital Advisors II, LP. Mr. Kreilein resigned as a member of the Board effective September 26, 2002.

     John C. Seramur - Mr. Seramur did not serve as an officer during fiscal 2002 and resigned as a member of the Board effective November 6, 2001.

     Patrick F. Brennan - Mr. Brennan did not serve as an officer during fiscal 2002 and resigned as a member of the Board effective November 6, 2001.

     Pat Richter - Mr. Richter did not serve as an officer during fiscal 2002 and resigned as a member of the Board effective November 6, 2001.

Other

     The 100 shares of our Series B Preferred Stock that we sold to Sun Northland in the Restructuring were subsequently transferred by Sun Northland for nominal consideration to a limited liability company whose managing member is our Chief Executive Officer and whose members include, among others, certain of our officers. Generally speaking, we will redeem the Series B Preferred shares after consummation of a transaction following which Sun Northland and its affiliates no longer own or control at least 10% of our voting power. The redemption price in such a circumstance varies depending upon the number of Series B Preferred shares then outstanding and the internal rate of return (as defined in our Articles of Incorporation) recognized by Sun Northland in connection with the transaction. Generally, the redemption price in such circumstances is zero if Sun Northland's internal rate of return is less than or equal to 40%, and increases as Sun Northland's internal rate of return increases. The limited liability company may be required to forfeit Series B shares in certain amounts if Mr. Swendrowski's employment with us is terminated.

                             AUDIT COMMITTEE REPORT

     On January 5, 2000, the Board adopted the Audit Committee Charter. Our Chief Executive Officer and Vice President - Finance are responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As the Audit Committee of the Board, we are responsible for monitoring and overseeing these processes. This report discusses certain actions we took during fiscal 2002 in connection with those responsibilities.

     Our Audit Committee Charter requires that we attempt to meet at least twice annually. In fiscal 2002, we held one meeting. During the period from the end of fiscal 2002 through November 5, 2002 we met twice.

     Management has represented to us that Northland's consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed and discussed the audited consolidated financial statements with management and our independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The independent auditors also provided us with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence.

     Based on our discussions with management and the independent auditors, as well as our review of the representations of management and the report of the independent auditors to us, we recommended to the Board of Directors that the audited consolidated financial statements be included in Northland's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 filed with the Securities and Exchange Commission.

     This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

     By the Audit Committee:

                    C. Daryl Hollis, Chairman
                    Kevin J. Calhoun
                    David J. Pleban

                      DELOITTE & TOUCHE LLP FEE DISCLOSURE

     Audit Fees. Deloitte & Touche LLP served as our independent auditors in fiscal 2002. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended August 31, 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $161,915.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended August 31, 2002.

     All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended August 31, 2002 were $193,910.

     Our Audit Committee does not consider the provision of non-audit services by Deloitte & Touche LLP, our principal auditor, to be incompatible with maintaining auditor independence.

                          STOCK PERFORMANCE INFORMATION

     The line graph below compares the percentage change during the last five fiscal years in the total return on our Class A shares with the total return of companies in the Nasdaq Total Return Index and companies in a peer group we selected (including American Italian Pasta Co., J.M. Smucker Company, Robert Mondavi Corp., Triarc Companies, Chalone Wine Group, LTD, Seneca Foods Corp. and Todhunter International, Inc.).

Comparison of Five-Year Total Shareholder Returns
(on a dividend reinvested basis)

                               [GRAPHIC OMITTED]

                                            08/31/97     08/31/98    08/31/99     08/31/00     08/31/01    08/31/02
                                            --------     --------    --------     --------     --------    --------
Northland Cranberries, Inc.                  100.00        57.55       40.36         9.99         5.34        1.52
Nasdaq Stock Market (US Companies)           100.00        94.49      175.55       268.23       114.72       84.15
Peer Group Index                             100.00        65.26       82.52        74.81       110.80      105.22

                              CERTAIN TRANSACTIONS

Restructuring

     As part of the Restructuring, members of our then-current bank group exchanged approximately $153.8 million of total outstanding revolving credit agreement indebtedness for a total of $38.4 million in cash and our issuance to certain members of our bank group of revised debt obligations in the total principal amount of $25.7 million and 7,618,987 Class A shares to certain bank group members who decided to continue as our lenders after the Restructuring. As part of the 7,618,987 Class A shares that we issued to certain bank group members in the Restructuring, we issued 4,658,873 Class A shares (or approximately 5.1% of the total Class A shares issued and outstanding as of the date of this proxy statement) and a promissory note in the principal amount of $16,013,000 to U.S. Bank National Association in exchange for approximately $54.5 million of our indebtedness held by U.S. Bank National Association, which was subsequently canceled. In addition, we paid a fee of $64,285 to U.S. Bank National Association as agent under our Amended and Restated Credit Agreement with members of our bank group who decided to continue as our lenders after the transactions. We also paid the legal and other expenses incurred by U.S. Bank National Association (as well as other current and former members of our bank group) in connection with the transactions in an aggregate amount of approximately $125,000.

     We paid Sun Northland a fee of $700,000 in consideration of certain services Sun Northland rendered to us in connection with structuring and negotiating the Restructuring. In addition, we have paid the legal and other expenses incurred by Sun Northland in connection with the Restructuring in an aggregate amount of approximately $675,000.

     As part of and as required by the terms of the Restructuring, we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power. During fiscal 2002, we paid approximately $460,000 to Sun Capital Partners Management, LLC pursuant to the terms of the management services agreement.

     The 100 shares of our Series B Preferred Stock that we sold to Sun Northland in the Restructuring were subsequently transferred by Sun Northland for nominal consideration to a limited liability company whose managing member is our Chief Executive Officer and whose members include, among others, certain officers of Northland.

     Sun Northland is majority owned by Sun Capital Partners II, LP. The general partner of Sun Capital Partners II, LP is Sun Capital Advisors II, LP. The general partner of Sun Capital Advisors II, LP is Sun Capital Partners, LLC and its limited partners include, among others, Marc J. Leder, Rodger R. Krouse, Clarence E. Terry, Kevin J. Calhoun and David J. Pleban, each of whom serves as a director for us. In addition, Messrs. Leder and Krouse each own 50% of the membership interests in Sun Capital Partners, LLC. Messrs. Leder and Krouse are also co-Chief Executive Officers of Sun Northland. Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP.

Debt Guarantee

     On May 13, 1997, we guaranteed $1 million of outstanding obligations to a bank of an independent cranberry grower, Mr. Richard Teske. Mr. Teske became one of our executive officers in fiscal 2001. As of the end of fiscal 2002, Mr. Teske was no longer one of our executive officers, although he remains employed with us.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. Except as noted below, to our knowledge, all of those people complied with all Section 16(a) filing requirements in fiscal 2002.

     Robert M. Wilson, an executive officer, did not timely file Form 4 relating to the sale of 2,300 shares on December 19, 2001. Mr. Wilson subsequently filed the required report on September 10, 2002.

     George R. Rea, a director, did not timely file Form 3 upon his appointment to the Board on February 20, 2002. Mr. Rea subsequently filed the required report on June 3, 2002.

     Patrick J Sullivan, a director, did not timely file Form 3 upon his appointment to the Board on February 20, 2002. Mr. Sullivan subsequently filed the required report on June 3, 2002.

Northland's Independent Auditors

     The Board has not yet reappointed Deloitte & Touche LLP to serve as our independent auditors for fiscal 2003, although it intends to do so if recommended by the Audit Committee. We anticipate that the Audit Committee will make its recommendation to the Board prior to the annual meeting of our shareholders. We expect that representatives of Deloitte & Touche LLP will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

Miscellaneous

     On April 5, 2002, we received correspondence from counsel for Cliffstar Corporation demanding that we pursue claims against certain of our current and former directors and officers for alleged breach of fiduciary duties, entrenchment, mismanagement and waste of corporate assets. On April 22, 2002, an independent Special Committee of our Board was appointed to investigate the claims alleged by Cliffstar. On November 5, 2002, the Special Committee completed its investigation and concluded in the exercise of its business judgment that pursuing the claims demanded by Cliffstar would not be in the best interests of Northland and its shareholders.

     We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A shares.

     If you wish to include a proposal in our proxy statement for the 2004 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, then you should forward the proposal to our Secretary by August 15, 2003. If you submit a proposal other than pursuant to Rule 14a-8 less than 30 days in advance of the 2004 annual meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2004 annual meeting. If the Board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the Board for the 2004 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

     Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Kenneth A. Iwinski, Vice President-Legal and Secretary, Northland Cranberries, Inc., 2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495, phone number (715) 422-6962.

     If you would like to receive a copy of our fiscal 2002 annual report on Form 10-K (without exhibits), please write to Kenneth A. Iwinski, Vice President-Legal and Secretary, Northland Cranberries, Inc., 2930 Industrial Street, P.O. Box 8020, Wisconsin Rapids, Wisconsin, 54495, and we will provide you with a copy free of charge.

                                            NORTHLAND CRANBERRIES, INC.


                                            /s/ Kenneth A. Iwinski

                                            Kenneth A. Iwinski
                                            Vice President - Legal and Secretary
Wisconsin Rapids, Wisconsin
December 13, 2002

                                                                      APPENDIX A

                           NORTHLAND CRANBERRIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

                                                      FOR ALL
                                                      EXCEPT
                                                     NOMINEES
                                                      WRITTEN
1. Election of Directors                              ON THE
                                                      SPACE
   Nominees: John  Swendrowski,                      PROVIDED
Marc J. Leder, Rodger R. Krouse,       FOR  WITHHOLD  TO THE
Clarence E. Terry, Kevin J. Calhoun,   ALL    ALL     RIGHT
George R. Rea, Patrick J. Sullivan,
C. Daryl Hollis and David J. Pleban
                                       |_|    |_|      |_|
2. In their discretion, upon such
other business as may properly come
before the meeting and at any                ___________________________________
adjournment thereof


                                                   Dated: _______________, 200__

                                              Signature(s) _____________________

                                             ___________________________________
When properly executed, this                 PLEASE SIGN EXACTLY AS YOUR NAME
proxy will be voted as you                   APPEARS ON THIS PROXY CARD. When
have directed herein. If no                  shares are held by joint tenants,
direction is made, this proxy                both should sign. When signing as
will be voted FOR the nine director          attorney, executor, administrator,
nominees indicated above. It will            trustee or guardian, please give
also be voted in accordance with             your full title as such. If you are
the best judgment of the proxies             a corporation, please sign in full
named herein on any other business           corporate name by the president or
that may properly come beforethe             other authorized officers. If you
meeting.                                     are a partnership, please sign in
                                             partnership name by an authorized
                                             person.

--------------------------------------------------------------------------------
                           ~   FOLD AND DETACH HERE   ~

                             YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

                           NORTHLAND CRANBERRIES, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 9, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I hereby appoint John Swendrowski and Marc J. Leder, and either or both of them, as my proxy, and hereby authorize either or both of them to represent and to vote, as I have indicated below, all my shares of Class A Common Stock of Northland Cranberries, Inc., which I held of record on December 2, 2002, at the annual meeting of shareholders scheduled to be held on January 9, 2003, and at any adjournment thereof. I also authorize either or both of them to appoint his substitute.

     I further acknowledge receipt of the 2002 Annual Report to Shareholders, including the Notice of the Annual Meeting and the Proxy Statement, and I hereby revoke any other proxy I may have executed previously for the 2003 annual meeting of shareholders.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.



Please do not fold                 (Continued and to be signed on reverse side.)